Ex. 99.1

Shareholder Update as of March 24, 2009

As all are aware, 2008 was a challenging year. In accordance with the original business model, ICCI closed on its first Chinese acquisition on March 31, 2008. Shortly thereafter, both the credit and stock markets experienced a melt down worldwide. The company’s ability to obtain funding from the planned domestic and UK sources dried up. Pursuant to our acquisition agreement with China Gene, ICCI was to invest $1 million dollars into China Gene within 90 days. Due to the company’s inability to make this investment and China Gene’s growth without investment, both companies decided it was in their respective best interests to rescind the deal and annul the acquisition. This took place on October 08, 2008.

At the same time, the business environment and growth rate began to rapidly change in China, primarily due to the heavy investment by the Chinese in U.S. sub-prime mortgage and equity bundles. The promising opportunity for acquisition, aggregation, and investment in China that had been the cornerstone of the original ICCI business model began to rapidly evaporate. At this point, the decision was made to look domestically to implement the acquisition model, as it still had value. ICCI owns and meticulously maintains a publicly traded vehicle for business that is the center of its value. The emphasis now changed to identify growing industries, and within those, established companies who were suffering from lack of access to capital markets to provide for their burgeoning growth. The first such market to be identified is the Call Center and Phone Support market.

In October 2008, the management decided to identify domestic companies in the call center space to aggregate.

ICCI History, Incorporation and Premises

The Company began business as Go! Agency, LLC, a Florida limited liability company (“Go Agency”). Go Agency was formed in April 2000, principally to pursue third party truck side advertising. Tthe principals of Go Agency invested approximately $857,000 in Go Agency pursuing this business. Go Agency incorporated Sign Media Systems, Inc. (the “Company” or “SMS”) on January 28, 2002, under the laws of the State of Florida. Go Agency and SMS developed a truck side mounting system and effective January 1, 2003; Go Agency transferred all of its assets to SMS.

In 2008, the Company decided to exit the truck side sign business, and changed its name to International Consolidating Companies, Inc. The Company is in the process of liquidating the original sign business and will focus on growing its business in the call center operator business. Effective February 13, 2009, ICCI completed the acquisition of Tele Response Centers, Inc. and Telstar Acquisition Corporation headquartered in Philadelphia, PA. These two companies operate under the marketing name of 1-2-1 Direct Response and provide full services in outbound, inbound, mailings, and direct response services for commercial clients, not for profit organizations and direct to consumer marketing. With these acquisitions, ICCI has become the 16th largest call center operation in the United States.

The Company’s Services

The Company is a national direct marketing and fulfillment firm providing services to the entertainment, communications, and financial services and not-for-profit industries as well as select direct-to-consumer opportunities. Through additional acquisitions, the Company intends to expand its offering including more industry targeted services and greater capacity. The Company provides services through four US based contact centers as well as four centers operated in Guatemala and Costa Rica through a partnership agreement.

1 2 1 Direct Response (1 2 1) is a full-service direct response consulting, idea development, and campaign execution organization. With over 360 outbound and inbound contact center stations; a full-service direct mail design, printing, fulfillment, and mailing facility; and direct response expertise in nonprofit and commercial direct marketing, 1 2 1 provides its clients with turnkey direct response services.

Successful direct marketing presents many challenges. In today’s highly competitive marketplace, outsourcing has become an essential component of every company’s business strategy. Many firms choose to concentrate on their core competencies and outsource other functions to vendor-partners who can produce results more successfully and cost effectively.

Inbound and outbound phone contact services include:

•	Credit Card Services

•	Financial Services

•	Lead Generation (Mortgage, Insurance, Healthcare, Commercial, Consumer)

•	Product Sales

•	Market Research

•	Surveys

•	Political Polling

•	Appointment Setting

•	Customer Care

•	Inbound Cable TV Support

•	Subscription Procurement

The Company provides these services through four company-owned contact centers in the US. In addition, the Company has partnerships with providers in Guatemala and Costa Rica focused primarily on the rapidly expanding Hispanic market in the US. The contact centers are located in the following cities and have the following seat capacities:

Contact Center Location and Capacity

•	Philadelphia, PA — 36 contact center seats

•	Weston, WV — 120 contact center seats

•	Parkersburg, WV — 102 contact center seats with over 210 agents

•	Allentown, PA – 36 contact center seats

Contact Center Capabilities

•	in excess of 70,000 contact center agent-hours per month

•	360 outbound contact center stations with internal growth available

•	Live 3rd party switching capability

•	Lines per agent ratio of 2.5:1

•	Unlimited script branching capability

•	Edit checking available on all file fields

•	Unlimited file-length handling

•	Wireless remote in-house monitoring

•	Remote monitoring enabled

The Company utilizes many different scripting strategies, but always counsels its clients to use the one-to-one approach in customer contact. From a highly structured and absolute scripting to conversational structures aided with call guides, each program is specifically designed to meet the project and call objectives. Advanced technologies support dynamic script design and modification. Clients have enjoyed great success utilizing a scripting approach called “personalization through localization”.

In coordination with clients, 121 Direct Response will use geographic information on each record to dynamically branch each presentation so it can be tailored to the customer’s area. This creates a more personal feel to the call, as if a neighbor in their community is calling them. The result of these efforts has proven to increase conversion rates by as much as 20%!

121 Direct Response Partial Customer List

Commercial Clients

•	Comcast

•	American Water Services

•	MediaComm

•	Highlights for Children

•	Chicago Tribune

•	Star Ledger

•	Orange County Register

•	Miami Herald

•	Dallas Morning News

•	Pittsburgh Tribune

•	Gannett

•	McClatchy

•	Bucks County Courier Times

Nonprofit Clients

•	Special Olympics (fundraising)

•	Miracle Flights For Kids (fundraising)

•	Students Against Destructive Decisions (fundraising)

•	Center for Homeless Veterans (fundraising)

•	Police Athletic League (fundraising)

•	Shriners (fundraising)

Market

The contact center industry refers to outsourcing various aspects of customer interaction to vendors’ agents through call centers and contact centers. Commonly outsourced customer services include marketing and sales, account maintenance and support, technical services, product support, and receivables management. Customer care was almost exclusively live telephone agent based 10-15 years ago; however, technological advancement and proliferation of the Internet resulted in additional customer contact points and methods, including Interactive Voice Response (IVR), e-mail, and instant-message chat, hence the recent trend to referring to call centers as contact centers. Globalization over the past 10 years has resulted in leading contact center companies offering services from numerous locations across the globe. Large contact center operators have recently begun to offer some stand alone non-voice services as well.

The primary services performed by the contact center operators are customer interaction, sales, and marketing services. IDC estimates the worldwide customer care market to have been $65.8 billion in 2007, and expects the market to grow to $114.4 billion by 2012, or at an 11.7% CAGR. About 84% of the customer care market is customer interaction services with the balance being fulfillment/logistics, technology hosting, and consulting services.

Customer Care Market Drivers

•	Trend toward outsourcing – the general trend toward outsourcing business functions that are not individual business’ core competencies is one of the customer care/contact center market demand drivers.

•	Increased focus on customer satisfaction – many businesses have come to realize that the customer experience can be a strong differentiating factor for them. Increased focus on the customer has spurred growth in businesses that concentrate on customer analytics, data mining, and consumer insight. Contact center vendors often will offer a variety of analytic services in conjunction with its agent services.

•	Cross selling the existing customer base – maintaining existing customers and cross selling into an existing customer base is easier and often more profitable that new client sales.

•	General economic growth – business growth drives contact center demand through more sales and marketing campaigns to generate additional sales, need for customer service-to-service additional customers, and receivables management services to name a few functions driven by business growth. Outsourced contact centers are particularly useful for businesses seeking to initiate short-term sales and marketing campaigns since they provide flexibility to scale up and down for the campaign in a rapid manner.

•	Increased customer interaction complexity – the proliferation of email, IVR, instant messaging, chat, etc., have increased the number of customer touch points, increasing the complexity of overall customer interaction. Agent training and contact center technology are becoming increasingly critical and differentiating factors in the industry because of the additional customer touch points.

•	Cost savings through labor arbitrage in the offshore model – providing a low-cost alternative to the U.S. based services, contact center operators have expanded their offshore and near shore offerings to provide lower cost alternatives for the services. One difference between IT services vendors and contact center providers with respect to off shoring is the greater need for cultural and speech similarities between the agent and customer. This often requires increased levels of near-shore solutions in the contact center market.

Competition

Competitors in the contact center business include:

•	U.S.-based contact center-focused companies such as Convergys, West, TeleTech and ICT Group, Sykes, APAC and StarTek.

•	Multinational IT and BPO corporations that incorporate contact center work as part of their various BPO offerings (Human Resources BPO, F&A BPO, Procurement BPO, etc.) such as Accenture, EDS and IBM Global Services.

•	India-based IT services companies like Infosys and Satyam, though these companies do not generally provide “voice BPO” services unless it is in conjunction with support of an IT services offering.

•	India-based and Philippine-based contact centers and BPO players like WNS Group, EXL Services and PeopleSupport.

•	Various private contact centers globally that leverage labor costs arbitrage of their respective locations.

•	In-house contact centers. In-house contact centers are often viewed by vendors as their primary competition.

The larger companies like IBM and Accenture generally offer contact center services as part of a larger CRM and other outsourcing contracts that will likely be subcontracted with contact center focused vendors. Large companies that contract directly with contact center operators also generally have multiple customer care vendors and vendors themselves may subcontract work out to other firms for additional capacity at peak times.

Competitor Critical Performance Data

		TTM
		(1,000’s)	Gross				Revenue/
Symbol	Company	Revenue	Margin	EBIT	EBITDA	Net Income	Employee
APAC	APAC Customer Services, Inc.	$245.1	14.1%	1.7%	7.0%	(0.2%)	$26
CVG	Convergys Corporation	$2,795.8	32.0%	6.9%	11.7%	(0.6%)	$37
ETEL	eTelecare Global Solutions, Inc.	$296.5	25.3%	2.7%	9.9%	2.5%	$23
EXLS	EXLService Holdings, Inc.	$209.0	38.8%	11.5%	17.3%	11.6%	$20
ICTG	ICT Group	$439.1	36.4%	(.2%)	6.0%	1.1%	$24
TTEC	TeleTech	$1,445.7	26.1%	8.3%	12.4%	5.0%	$29
SRT	StarTek, Inc.	$265.1	14.2%	0.2%	6.9%	0.1%	NA
SYKE	Sykes Enterprises, Inc.	$816.1	36.4%	8.5%	11.9%	7.8%	$28
WNS	WNS Holdings	$269.4	35.3%	11.9%	23.5%	6.2%	$15
Mean			28.7%	5.7%	11.8%	3.7%	$25
Medium			32.0%	6.9%	11.7%	2.5%	$25

ICCI Business Strategy

The Company will be executing on a business strategy around the following initiatives.

Improve Utilization of Technology Investments. The Company has a significant investment in IVR and Information Systems, and has found numerous opportunities to mine client data and operator performance to better qualify prospects for their clients services and products. The Company has a number of case studies where it greatly improved productivity of the operators through better, qualified lists. By expanding analytics of client and Company information, they will improve results for customers, which will result in greater share of client projects.

Continue to Expand Off Shore Capabilities and Application. The Company has identified a number of opportunities to expand its services through its fully qualified and trained Spanish-speaking operators in its Guatemalan and Costa Rican partnerships. The Company has improved performance over its own US based Spanish based services as well as those of its competitors through a direct connection and data link to its partner.

Introduce Performance Metrics. The Company is implementing performance metrics including in depth customer and call center profitability as a way to isolate low profit areas of the business. Actions will include productivity improvements, increased training, improved IT support and price adjustments.

Broaden Geographic Reach and Industry Coverage Through Acquisitions. The Company has identified a large number of small to medium sized call center businesses as acquisition targets. These companies typically have not had the resources to invest in the latest technology, nor have the local expertise to leverage client and center performance data. However, they often have very loyal clients due to good service and excellent industry knowledge. The Company will consider companies where the local Managers are retained and where they can leverage technology and business processes to improve profitability. Through these selective acquisitions, the Company will establish operations in other parts of the US and in other near shore areas, principally in Central and South America. The right acquisitions will present other industry expertise, knowledge and clients.

On December 18th the Company signed an agreement to acquire 121 direct response “1231DR” (www.121directresponse.com ) comprised of both Tele-Response Center, Inc. and Telestar Acquisition Corporation from Stuart Discount. Stuart signed an employment agreement to stay on December 31, 2011. Following find Stuart’s bio:

Addition of Key Personnel

Stuart Discount, President 121 Direct Response, Director

Stuart Discount is President and Founder of 1 2 1 Direct Response. Founded in 1988, Stuart manages the business and is the main driver of new sales opportunities. He represents the company as members of several trade associations. As of March 2008, 1 2 1 was listed as the 16th largest outbound teleservices firm in North America. Stuart has been active in several trade associations most notably the American Teleservices Association (ATA) which is the largest organization in the teleservices industry. Stuart is a current member of the board of directors and is a Past Chairman of the ATA. He is also leads and has done so for the past five years the Government Affairs committee of the ATA and is a regular visitor to Washington DC to lobby on behalf of the industry. Serving on the board with Stuart are colleagues from Verizon, GE Money, HSBC, Bank of America, Aegon Marketing Services, Comcast and Disney Vacations. Stuart was just re-elected to his third consecutive term. Stuart is a 1977 graduate of Temple University with a degree in accounting. He initially worked in the teleservices industry for several small firms and then in 1986 was hired as the director of telemarketing for Special Olympics Pennsylvania. He managed two call centers for two years and then left to start 1 2 1 Direct Response. Special Olympics Pennsylvania was 1 2 1’s first client and remains one today.

The transaction closed February 13th, 2009. Pursuant to the acquisition agreement, ICCI had 6 months to invest $300,000 U$ into the business or the deal could unwind. On March 10, 2009, Antonio F. Uccello III made a loan of $300,000 to ICCI. ICCI then invested the $300,000 into 121 DR rendering it unwindable.

In November of 2008, the company engaged the consulting services of Christopher Carey. The Company is in final negotiations to engage Mr. Carey as Chief Operating Officer and President ICCI. As of today, no definitive agreement has been executed. Following find his BIO:

Christopher Carey

Chris is a graduate of Princeton University where he majored in Architecture and Engineering. In 1976 he worked for a small technology services company where he completed a MBO of the company which was renamed Datatec Systems, Inc. In 1976, the company had total revenue of $500k, 9 associates and was profitable.

By 1996, Chris had grown Datatec into North America’s largest independent systems implementation firm, operating in the US and Canada with 450 employees doing $56 million in revenue. In 1996 Chris took the company public and in 2002, the company employed over 750 Associates with $100m in revenue and total market capitalization of $150m.
In 2006, he joined Distribution Solutions, Inc. as the President and Chief Operating Officer. In this capacity, he achieved EBITDA increases from $535,000 in 2005 to $4,550,000 in 2008. In July 2008 Chris orchestrated the sale of the business to a leading venture firm for over $27 million.

Chris is a member of the World Presidents’ Organization, Chief Executives Organization, and a past Chapter Chairman of the Young President’s Organization. He was selected Entrepreneur of the Year by New Jersey Magazine, and was a finalist in the Ernst and Young Entrepreneur of the Year award. Chris was selected as Small Business Philanthropist of the Year by the Community Foundation of New Jersey. He has been featured in articles in Forbes Magazine, Business Week, Inc. Magazine, The New York Times and Wall Street Journal.

Neil Levine

Neil Levine, Senior Partner at Bagell, Joseph, Levine (www.bjlcpas.com) became our CFO on October 14, 2008. Following find his BIO:

Neil serves as the Interim Chief Financial Officer of the Company, has spent over 25 years in public accounting and is currently with Bagell, Josephs and Levine. His experience includes consulting for both privately held and publicly held companies to help them achieve their financial goals. Neil currently manages the firm’s SEC practice. He has organized quality control and ensures that the firm complies with the regulations of the PCAOB.

Neil has experience performing audits and engagements under governmental accounting standards. He has performed HUD audits, single audits and certain audits of Programs and Grants. He has also developed and performed audits of internal controls of various companies. Neil also has extensive experience in financial and tax planning, negotiating mergers, acquisitions, arranging bank financing, and developing marketing strategies. He has served both developmental and emerging companies as well as old-line businesses.

A graduate of Muhlenberg College with a Bachelor of Arts in Accounting, Neil is a member of the American Institute of Certified Public Accountants (AICPA), Pennsylvania Institute of Certified Public Accountants (PICPA), and is licensed in the states of New Jersey, Pennsylvania, Florida and Connecticut.

Appointment of New Auditors

On October 2, 2008, Bagell, Josephs, Levine & Company, L.L.C. resigned as the independent registered public accounting firm of International Consolidated Companies, Inc. (the “Company”).

Bagell, Josephs, Levine & Company, LLC reported on the Company’s consolidated financial statements for the years ended December 31, 2007 and 2006 and reviewed the Company’s consolidated financial statements for the quarters ended March 31, 2008 and June 30, 2008.  For these periods and up to October 2, 2008, there were no disagreements with Bagell, Josephs, Levine & Company, LLC on any matter of accounting principle or practices, financial statement disclosure, or audit scope or procedure, which disagreement(s), if not resolved to the satisfaction of Bagell, Josephs, Levine & Company, LLC would have caused it to make reference thereto in its report on the financial statements for such years.

The reports of Bagell, Josephs, Levine & Company, L.L.C. on the financial statements of the Company for the fiscal years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company has provided Bagell, Josephs, Levine & Company, LLC with a copy of the foregoing disclosure and requested that Bagell, Josephs, Levine & Company, LLC provide the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to this item.  A copy of such letter, dated October 3, 2008, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

On October 7, 2008, the Company appointed Rosenberg, Rich, Baker, Berman, & Company as its new independent registered public accounting firm for the fiscal year ending December 31, 2008.  During the Company’s two most recent fiscal years and any subsequent interim period prior to the engagement of Rosenberg Rich Baker Berman & Company, neither the Company nor anyone on the Company’s behalf consulted with Rosenberg, Rich, Baker, Berman, & Company regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event”.